Exhibit 4(e)

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT No. 1 TO CREDIT AGREEMENT (this “Agreement”), dated as of June 27, 2023, is executed and delivered by Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and acknowledged and accepted by ADTALEM GLOBAL EDUCATION INC., a Delaware corporation (the “Borrower”),  which amends that certain Credit Agreement, dated as of August 12, 2021 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement, as amended by this Agreement, the “Amended Credit Agreement”), among the Borrower, the Lenders and other parties from time to time party thereto and Morgan Stanley Senior Funding, Inc. as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, certain loans, commitments and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in Dollars incur or are permitted to incur interest, fees or other amounts based on the LIBO Rate (as defined in the Credit Agreement); and

WHEREAS, pursuant to Section 2.14(b) of the Credit Agreement, in connection with the implementation of a Benchmark Replacement (as defined in the Credit Agreement), the Administrative Agent has determined in accordance with the Credit Agreement that the LIBO Rate should be replaced with an alternate rate of interest in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent has determined that certain Benchmark Replacement Conforming Changes (as defined in the Credit Agreement) are necessary or advisable and such changes shall become effective, on July 1, 2023 (the “Conforming Changes Amendment Effective Date”), without any further consent of any other party to the Credit Agreement or any other Loan Document.

NOW THEREFORE, the parties hereto hereby agree as follows:

Section 1.  Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement.
Section 2. SOFR Amendments to Credit Agreement. Effective as of the Conforming Changes Amendment Effective Date, each of (i) the Credit Agreement, (ii) Exhibit D-1 to the Credit Agreement and (iii) Exhibit E to the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case as set forth in the conformed copy of the Credit Agreement attached as Annex A hereto, the conformed copy of Exhibit D-1 to the Credit Agreement attached as Annex B hereto and the conformed copy of Exhibit E to the Credit Agreement attached as Annex C hereto, as applicable.
Section 3. Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 4.  Confirmation of Guarantees and Security Interests.  By signing this Agreement, the Borrower hereby confirms that the obligations of the Loan Parties under the Credit Agreement as modified or supplemented hereby and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Credit Agreement, the Security Documents and the other Loan Documents, (ii) notwithstanding the effectiveness of the terms hereof, the Security Documents and the other Loan Documents, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.  Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Collateral Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as modified hereby, subject to Section 5.10 of the Credit Agreement.
Section 5.  Credit Agreement Governs.  Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Loan Party, any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a future consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  Each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference, and each reference in any other Loan Document to “the Credit Agreement”, “thereof”, “thereunder”, therein” or “thereby” or any other similar reference to the Credit Agreement shall, from the Amendment No. 1 Closing Date, refer to the Credit Agreement as amended hereby.
Section 6.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in this Agreement or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 7.  Miscellaneous.  This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.  The provisions of this Agreement are deemed incorporated into the Credit Agreement as if fully set forth therein.
Section 8.Transition to Adjusted Term SOFR Rate.  Notwithstanding any other provision herein or in the Credit Agreement, any Loans outstanding as of the Conforming Changes Amendment Effective Date bearing interest at the LIBO Rate (the “Existing LIBO Rate Loans”) will continue to be determined by reference to the provisions of the Credit Agreement as in effect immediately prior to the Conforming Changes Amendment Effective Date that apply to the administration of the LIBO Rate, until the end of the then-current Interest Period applicable to such Existing LIBO Rate Loans, at which time interest shall be determined after giving effect to the Credit Agreement, as amended by this Agreement.

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IN WITNESS WHEREOF, the Administrative Agent has duly executed this Agreement as of the date first above written.

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent
By:	/s/ Lisa Hanson
Name:Lisa Hanson
Title:Vice President

[Signature Page – Amendment No. 1 to Credit Agreement]

Acknowledged and Accepted:

ADTALEM GLOBAL EDUCATION INC.
By:	/s/ Robert Phelan
Name:Robert Phelan
Title:SVP, Chief Financial Officer

[Signature Page – Amendment No. 1 to Credit Agreement]